EXHIBIT 10.5

SETTLEMENT AGREEMENT AND RELEASE OF ALL CLAIMS

This Settlement Agreement and Release of All Claims (“Agreement”) is entered into as of this _15th_ day of February, 2017, by and between Career Education Corporation and American InterContinental University, Inc. (collectively “Defendants”), on the one hand, and Melissa Simms Powell, Angela Hitchens, Joseph P. Plumley, Jr. and Glenn W. Dobson (“Relators”) on the other hand (Defendants and Relators shall be collectively referred to herein as the “Parties” and separately as a “Party”), with reference to the following facts:

Recitals

WHEREAS, on July 14, 2008, Relators filed a complaint (the “Complaint”) in the United States District Court for the Northern District of Georgia, Atlanta Division, captioned United States of America, ex rel. Melissa Simms Powell, Angela Hitchens, Joseph P. Plumley, Jr. ED.D., and Glenn W. Dobson v. American InterContinental University, Inc., Career Education Corporation, and John Doe Nos. 1-100 (N.D. Ga. 1:08-CV-2277), pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the “Civil Action”);

WHEREAS, Counts One through Three of the Complaint allege that Defendants violated the False Claims Act or other provisions of the common law and seek recovery of damages and Relators’ reasonable attorney’s fees and costs under 31 U.S.C. § 3730(d)(2);

WHEREAS, Defendants filed an Answer to the Complaint on December 6, 2010 in which Defendants denied any liability relating to the claims in the Complaint;

WHEREAS, Defendants by entering into this Agreement are not admitting to any violations of law or any liability with respect to the matters contained in the Civil Action and, in connection therewith, maintain they acted at all times in compliance with all laws and regulations;

WHEREAS, the Parties have entered into a settlement agreement (“FCA Settlement Agreement”) settling and releasing any claims that Relators may have under the False Claims Act, 31 U.S.C. §§ 3729-3733, for Ten Million Dollars ($10,000,000) payable to the United States;

WHEREAS, the United States has advised the Court that it will file a Notice of Consent to Dismissal of the Civil Action;

WHEREAS, the FCA Settlement Agreement does not resolve Relators’ separate claim against Defendants for reasonable expenses necessarily incurred plus reasonable attorney’s fees and costs under 31 U.S.C. § 3730(d)(2);

WHEREAS, the Parties now wish to settle and release all remaining claims associated with the Complaint, specifically Relators’ claims for reasonable expenses, attorney’s fees, and costs under 31 U.S.C. § 3730(d)(2), Federal Rule of Civil Procedure 54, or any other provision of law or regulation or in equity (the “Claims”);

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants described herein, the sufficiency of which is hereby acknowledged, and without admission of liability by Defendants, and in full satisfaction of the Claims, the Parties agree as follows:

AGREEMENT

RELEASE OF ALL CLAIMS

1.Relators, for each of themselves and for their respective heirs, assigns, grantees, agents, representatives, employees, successors, attorneys, and insurers, do hereby release and forever discharge Defendants and John Doe Nos. 1-100 together with each of their current and former parent corporations, if any; direct and indirect subsidiaries or divisions; brother and sister corporations; current and former owners; and current and former officers, directors, employees, agents, attorneys, consultants, affiliates, and insurers; and the successors and assigns of any of them (collectively, the “CEC and AIU Released Parties”) from and against any and all claims, causes of action, actions, debts, obligations, losses, damages, liabilities, costs, expenses, attorney’s fees, right to indemnities and/or demands, of whatever kind or nature, whether anticipated or unanticipated, whether known or unknown, whether suspected or unsuspected, that Relators had, have, or may claim to have or have had, against any of the CEC and AIU Released Parties.

2.Relators and their attorneys shall indemnify, hold harmless, and defend the CEC and AIU Released Parties from any and all claims, liens, tax liabilities, interest and/or penalties which Relators or their attorneys may be required to pay as a result of the payments described in paragraphs 6 and 7, or which may attach to such payments, and shall obtain a release and discharge of any such lien, demand and/or claim, and shall indemnify and hold harmless the CEC and AIU Released Parties from any costs, expenses, attorney’s fees, claims, actions, judgments, or settlements resulting from the assertion or enforcement thereof.

3.Relators and their attorneys shall be solely responsible for the determination and reporting of any claims or liens of any kind or nature whatsoever that might relate to the settlement proceeds described in paragraphs 6 and 7, and shall be solely responsible to pay all liens (if any) that may be made by any persons, firms, corporations, companies, or entities.

4.Defendants, for themselves and the CEC and AIU Released Parties, hereby release and forever discharge Relators together with their heirs, assigns, grantees, agents, representatives, employees, successors, attorneys, consultants, and insurers (collectively, the “Relator Released Parties”) from and against any and all claims, causes of action, actions, debts, obligations, losses, damages, liabilities, costs, expenses, attorney’s fees, right to indemnities and/or demands, of whatever kind or nature, whether anticipated or unanticipated, whether known or unknown, whether suspected or unsuspected, that Defendants had, have, or may claim to have or have had, against any of the Relator Released Parties.

VOLUNTARY AGREEMENT MADE ON THE ADVICE OF COUNSEL

5.Each of the Parties represents that this Agreement has been reviewed by legal counsel of its choosing and that it has reviewed the terms of this Agreement, fully understands its terms, and has willingly consented to the terms set forth herein.

CONSIDERATION

6.Notwithstanding any language in the Parties’ joint motion to dismiss referenced in this paragraph or in the Court order dismissing the Civil Action that “each party bear its own attorneys’ fees and costs of Court,” as consideration for the dismissal and releases described herein, Defendants shall pay or cause to be paid to Wargo French LLP the sum of Twenty-Two Million Dollars ($22,000,000) (the “Settlement Funds”) in the manner set forth in this paragraph.  Within five (5) business days of the execution of this Agreement by all Parties, Defendants shall transfer the Settlement Funds to the escrow account of its counsel, Alston & Bird LLP (“Alston & Bird”).  Defendants authorize Alston & Bird solely to hold the Settlement Funds in escrow until the Civil Action is dismissed.  Within two (2) days of written confirmation that Defendants have transmitted the Settlement Funds to Alston & Bird,  Relators shall sign and file a joint motion to dismiss with prejudice any and all claims for reasonable expenses, attorney’s fees, costs, and any other amounts recoverable under 31 U.S.C. § 3730(d), Federal Rule of Civil Procedure 54, or any other provision of law or regulation or in equity relating to the Complaint, conditional upon the United States filing a Notice of Consent to Dismissal.  Within two (2) business days of the dismissal of the Civil Action by the Court with prejudice as to Relators and otherwise in accordance with the terms of the United States’ Notice of Consent as previously agreed to by the Parties, Alston & Bird shall transfer the Settlement Funds by wire transfer payable to the account of Wargo French LLP at:

JPMorgan Chase Bank, N.A.

New York, NY

ABA# 021000021

Wargo & French LLP

999 Peachtree Street NE

26th Floor

Atlanta, GA 30309

Attorney Escrow IOLTA Account

Acct. # [Redacted]

Submission of a completed Internal Revenue Service Form W-9 by Relators’ attorneys to Defendants shall be a precondition of payment.

7.Within two (2) business days of the dismissal of the Civil Action by the Court with prejudice as to Relators and otherwise in accordance with the terms of the United States’ Notice of Consent as previously agreed to by the Parties, Defendants shall pay or cause to be paid to the United States the sum of Ten Million Dollars ($10,000,000) pursuant to the terms of the FCA Settlement Agreement and in the manner to be prescribed by the United States in writing.

NATURE OF PAYMENTS

8.It is the intention of the Parties that none of the AIU or CEC Released Parties shall have any liability whatsoever for amounts owed for taxes by Relators or their attorneys on account of the payments made or to be made under this Agreement including, but not limited to, any tax liability relating to payments made to Relators or their counsel pursuant to paragraphs 6 and 7 above.  All tax liability (if any) in connection with this Agreement shall be borne solely and exclusively by Relators or their counsel.

COSTS AND ATTORNEY’S FEES

9.Each Party shall bear its own legal and other costs incurred in connection with the preparation and performance of this Agreement.

CONSTRUCTION OF AGREEMENT

10.This Agreement is entered into solely for the purpose of compromise, and may not be construed as an admission of liability or responsibility on the part of any of the Parties or the CEC and AIU Released Parties, at any time for any purpose whatsoever.

11.The duties of each Party under this Agreement are expressly conditioned upon the performance by the other Parties of its duties hereunder.

12.The releases provided in paragraphs 1 through 4 of this Agreement shall be construed as broadly as possible in order to give full force and effect to the intention of Relators to forever release any and all claims that Relators had, have, or may have or may have had against any of the CEC and AIU Released Parties.

SUCCESSORS AND ASSIGNS

13.This Agreement shall be binding upon and inure to the benefit of the Parties, and (as applicable) each of their respective heirs, executors, administrators, trustees, beneficiaries, predecessors, successors, assigns, partners, affiliates, and related entities, officers, directors, principals, agents, servants, employees, and representatives.

NO ASSIGNMENT

14.Relators represent and warrant that they have not directly, collaterally, or otherwise assigned or transferred to any person or entity, any interest whatsoever in any claim, demand, action, or cause of action, if any, that Relators may have or claim to have had, that is released under this Agreement.

FINAL RELEASE AND BAR

15.The Parties hereby acknowledge that it is their intention that this Agreement shall be effective as a full and final release of and as a bar with prejudice to the Claims other than their obligations under this Agreement.  In connection with such waiver and relinquishment, the Parties acknowledge that they or their attorneys may hereafter discover facts different from or in addition to the facts that they now know or believe to be true with respect to the subject matter of this Agreement, but that it is their intention to hereby fully, finally, absolutely, and forever release any and all Claims as provided herein, notwithstanding the discovery of any such different or additional facts.

CONFIDENTIALITY

16.Relators and their attorneys agree that they will not seek out or encourage publicity (including issuing any press release or initiating contact with any news agency or media) of this Agreement, and that, if contacted by the media, they will limit their comments to information previously made public by the CEC or AIU Released Parties, the United States, or court filings regarding the terms of the settlement.

NON-DISPARAGEMENT

17.The Parties and their counsel agree that they shall not at any time, directly or indirectly, through themselves or others, disparage each other, or their counsel, or any of the CEC or AIU Released Parties.  For purposes of this Agreement, the term “disparage” shall mean to make comments or statements that would adversely affect in any manner the business or professional reputation of the Parties or the CEC or AIU Released Parties.

RETURN OF DISCOVERY MATERIALS

18.The Parties agree that within thirty (30) days following the execution of this Agreement, each party shall return all Discovery Materials to the party that produced such Discovery Materials.  In the alternative, a party may certify, in writing and signed by counsel, that such party has destroyed all Discovery Materials.  Each party shall additionally certify, in writing and signed by counsel, that such party has destroyed all Discovery Materials produced by any third-party in connection with this matter.  Discovery Materials shall include, but not be limited to: all documents and information produced or provided during the course of the action to any other party, including deposition testimony, documents, interrogatory answers, and admissions.  The Parties shall be permitted to retain copies of all pleadings which contain Discovery Materials, including any filed under seal.

ENTIRE AGREEMENT

19.This Agreement contains the entire agreement between the Parties with respect to its subject matter and supersedes all prior and contemporaneous written or oral agreements, understandings and discussions.  This Agreement may be amended only in writing signed by all Parties.  If any provision of this Agreement is adjudicated to be invalid or unenforceable for any reason whatsoever, each such provision shall be severed from and not affect the validity of the remaining provisions.

GOVERNING LAW

20.This Agreement shall be governed and construed under the internal laws of the State of Georgia without regard to its choice of law provisions. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Northern District of Georgia.  For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted jointly by all Parties and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

COUNTERPARTS

21.This Agreement may be executed in one or more counterparts, but shall be interpreted and construed as if signed in one document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

WHEREFORE, the Parties have executed this Agreement on the dates indicated below.

Dated: _2/15___, 2017_/s/ Melissa Simms Powell______________

MELISSA SIMMS POWELL

Signed, sealed and delivered this _15th_ day

of _February_, 2017 in the presence of:

__/s/ Angela Johnson_____________________

Notary Public

My Commission Expires:__9/16/2019________

     [Notary Stamp]

Dated: _Feb 15___, 2017__/s/ Angela Hitchens______________________

ANGELA HITCHENS

Signed, sealed and delivered this _15_ day

of _February__, 2017 in the presence of:

__/s/ Christina MacMullen_________________

Notary Public

My Commission Expires:_Sept 27, 2019______

[Notary Stamp]

Dated: __2-15___, 2017_/s/ Joseph P. Plumley, Jr.___________________

JOSEPH P. PLUMLEY, JR.

Signed, sealed and delivered this _15th_ day

of _February__, 2017 in the presence of:

_/s/ Karen A. Diehl_______________________

Notary Public

My Commission Expires:__________________

                       [Notary Stamp]

Dated: _2/15___, 2017_/s/ Glenn W. Dobson_______________________

GLENN W. DOBSON

Signed, sealed and delivered this _15th_ day

of _February__, 2017 in the presence of:

_/s/ Angela Johnson______________________

Notary Public

My Commission Expires:_9/16/2019_________

       [Notary Stamp]

Dated: _2-15_, 2017__/s/ Joseph D. Wargo_______________________

JOSEPH D. WARGO

Wargo French LLP

Counsel for Relators

Dated: _Feb. 15__, 2017__/s/ Jeffrey D. Ayers________________________

JEFFREY D. AYERS

Vice President of American InterContinental

University, Inc.

Dated: _Feb. 15__, 2017__/s/ Jeffrey D. Ayers__________________________

JEFFREY D. AYERS

Senior Vice President & General Counsel of Career Education Corporation

Dated: __2/15___, 2017__/s/ John L. Latham______________________

JOHN L. LATHAM

Alston & Bird LLP

Counsel for Defendants